Exhibit 99

ORBCOMM ANNOUNCES FOURTH QUARTER AND FULL YEAR 2014 RESULTS

– Total Revenues of $96.2 Million for 2014, Increasing 30% Over Prior Year –

– Record 39,000 Subscriber Communicators Additions in Q4 and 113,000 in 2014 –

– SkyWave and InSync Acquisitions Completed in January 2015 –

Rochelle Park, NJ, March 12, 2015 – ORBCOMM Inc. (NASDAQ: ORBC), a global provider of Machine-to-Machine (M2M) solutions, today announced financial results for the fourth quarter and full year ended December 31, 2014.

The following financial highlights are in thousands of dollars.

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
Service Revenues	$15,183	$14,782	$59,695	$55,957
Product Sales	$14,285	$4,458	$36,547	$18,255
Total Revenues	$29,468	$19,240	$96,242	$74,212
Net Income (Loss) attributable to ORBCOMM Inc. Common Stockholders	($5,641)	$806	($4,721)	$4,540
EBITDA (1,3)	$1,205	$3,300	$9,331	$11,915
Adjusted EBITDA (2,3)	$5,154	$4,658	$17,704	$16,706

(1)	EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), loss on debt extinguishment, provision for income taxes and depreciation and amortization.
(2)	Adjusted EBITDA is defined as EBITDA, adjusted for stock-based compensation expense, noncontrolling interests, impairment loss, non-capitalized satellite launch and in-orbit insurance, insurance recovery, and acquisition-related and integration costs.
(3)	A table presenting EBITDA and Adjusted EBITDA, reconciled to GAAP Net Income, is among other financial tables at the end of this release.
(4)	SkyWave and InSync not included in Q4’14 or full year 2014 financials as both acquisitions closed in early 2015.

Recent Highlights:

•	For the fourth quarter of 2014, Total Revenues were up 53% year-over-year to $29.5 million. Service Revenues were up 3% over the prior year to $15.2 million, with over 25,000 units shipped in the latter part of 2014, which have yet to be installed on customer equipment and will generate Service Revenues in 2015. Fourth quarter 2014 Product Sales of $14.3 million were 220% higher than the prior year. Total Revenues for the full year were $96.2 million, up 30% over the prior year.

•

Adjusted EBITDA for the fourth quarter of 2014 was $5.2 million, $0.5 million or 11% higher than the prior year. Adjusted EBITDA for the full year was $17.7 million, up $1.0 million or 6% from the prior year. ORBCOMM’s basic EPS is ($0.09) for the fourth quarter of 2014 compared to $0.02 for the comparable period last year, lower largely due to higher Depreciation and

Amortization expense of $4.4 million related to additional satellites put into service and a number of generally non-recurring expenses including debt refinancing costs of $2.6 million, Acquisition-Related and Integration costs of $2.2 million, an Impairment Loss of $0.6 million related to an AIS satellite and an inventory write-off of $0.4 million. For the full year 2014, ORBCOMM’s basic EPS is ($0.08) versus $0.10 in the prior year period.

•	Net subscriber communicator additions for ORBCOMM were 39,000 in the fourth quarter of 2014 and 113,000 for the full year, bringing the total billable subscriber communicators to 976,000 at December 31, 2014, compared to 863,000 at the end of the fourth quarter last year. This does not include the over 250,000 new subs added in the first quarter of 2015 from the acquisitions of SkyWave and InSync. Billable subscriber communicators increased 13% year-over-year.

•	ORBCOMM announced that it completed the acquisition of SkyWave Mobile Communications (SkyWave) on January 1, 2015. SkyWave is the largest M2M service provider on the Inmarsat (LSE: ISAT.L) global L-band satellite network. With the addition of SkyWave, ORBCOMM now has one of the largest combined engineering teams in the M2M industry and gains significant economies of scale in operations and manufacturing. ORBCOMM gains access to new geographies in Eastern Europe and Asia while adding diverse vertical markets such as security and marine. The addition of SkyWave’s higher bandwidth, low-latency satellite products and services that leverage the IsatDataPro technology, which is now jointly owned by ORBCOMM and Inmarsat, also further expands the breadth of ORBCOMM’s solutions portfolio.

•	On January 20, 2015, ORBCOMM announced that it completed the acquisition of InSync Software, Inc. (InSync) on January 16, 2015. InSync is a premier provider of Internet of Things enterprise solutions across a broad spectrum of vertical markets, applications and customers. Headquartered in San Jose, CA, InSync’s software powers global sensor-driven asset tracking and remote monitoring applications that allow end users, managed service providers and independent software vendors to increase asset visibility, improve operational efficiencies and reduce risk. The acquisition of InSync supports ORBCOMM’s strategy to provide the most complete set of applications and capabilities in the M2M industry, while broadening ORBCOMM’s market access to a wide range of industries.

•	On February 26, 2015, ORBCOMM announced that it signed a multi-year services agreement with Komatsu to continue providing wireless data services for their heavy equipment telematics applications. The renewed agreement will build upon Komatsu’s long-time success with its KOMTRAX and VHMS on-board machine monitoring and communications systems, which utilize ORBCOMM’s global satellite network.

•	On January 13, 2015, ORBCOMM announced that Werner Enterprises, Inc. (Werner) selected ORBCOMM to provide an industry-leading tracking and monitoring solution for its over-the-road refrigerated trailers. Founded in 1956, Werner is a premier transportation and logistics company, providing services throughout North America, Asia, Europe, South America, Africa and Australia. This solution includes ORBCOMM’s proprietary hardware along with a robust web application with data reporting and analytics capabilities to increase in-transit visibility and efficiency of Werner’s refrigerated transport operations.

•	On March 3, 2015, ORBCOMM announced at the Mobile World Congress held in Barcelona, Spain that SkyWave introduced the dual-mode IDP-782 communications terminal. The IDP-782 provides fleet managers with a single device for both cellular and satellite network coverage so they can stay connected to assets, sensors and people in the most cost-effective way possible.

•	On January 13, 2015, ORBCOMM announced that it received Compass Intelligence’s A List in M2M Award for M2M Satellite Provider of the Year at the 2015 International CES® trade show in Las Vegas.

For more information on recent highlights, please visit www.orbcomm.com.

“We’ve been focused on expanding our core capabilities, technical skill sets and global distribution channels through three accretive acquisitions, product innovation as well as strategic partnerships with our fellow industry peers and have become the leader not only in satellite-based M2M but also in global M2M,” said Marc Eisenberg, ORBCOMM’s Chief Executive Officer. “In addition, many of the product programs we heavily invested in this year hit their stride, such as the GT 1100 shipping in large volumes, Hub placing their largest order to date and Doosan standardizing their telematics platform, which lead to record-breaking fourth quarter revenues. We expect the momentum to continue in 2015 as we leverage our incremental talent, technology and market access to provide the most complete set of applications and capabilities in the M2M industry.”

“ORBCOMM’s fourth quarter record high Total Revenues of $29.5 million increased 53% over the prior year quarter driven by robust Product Sales of $14.3 million,” said Robert Costantini, Chief Financial Officer of ORBCOMM. “It’s been a busy quarter at ORBCOMM with the significant shipments of our products and the recently announced acquisitions of SkyWave and InSync. We have already realized a significant amount of synergies from the SkyWave acquisition and head into 2015 with solid momentum.”

Financial Results and Highlights

Revenues

For the fourth quarter ended December 31, 2014, Service Revenues were up 3% over the prior year period in 2013 to $15.2 million. The increase in Service Revenues in Q4 of 2014 was driven by core network revenues, AIS and Euroscan. For the year ended December 31, 2014, Service Revenues were $59.7 million compared to $56.0 million during the same period last year, an increase of $3.7 million or 7%.

Product Sales during the fourth quarter of 2014 were $14.3 million compared to $4.5 million during the same period last year, increasing $9.8 million, more than a three times increase. The quarterly year-over-year increase in Product Sales was driven by large customer orders for our solutions, augmented by sales from Euroscan. Product Sales for the year ended December 31, 2014 were $36.5 million compared to $18.3 million in the prior year period.

Total Revenues for the quarter ended December 31, 2014 were $29.5 million compared to $19.2 million during the same period of 2013, an increase of 53%. Total Revenues for the year ended December 31, 2014 were $96.2 million compared to $74.2 million in the prior year period, an increase of 30%.

Direct Costs and Operating Expenses

Total direct costs and operating expenses for the fourth quarter of 2014 were $32.7 million compared to $17.7 million during the same period in 2013. Direct costs, exclusive of depreciation and amortization, increased year-over-year largely due to increases in Product Sales, an inventory write-off of $0.4 million related to obsolete 2G inventory and costs to operate the companies acquired. Gross Profit increased by $1.6 million or 16% to $11.9 million for the quarter ended December 31, 2014 compared to $10.3 million for the prior year quarter due to the increase in Service Revenues and Product Sales. Operating Expenses were higher primarily due to expenses supporting the companies acquired such as employees and professional services, and higher depreciation and amortization from acquired intangible assets and the six operational OG2 satellites. Operating Expenses also include Acquisition-Related and Integration costs of $2.2 million, and an Impairment Loss of $0.6 million related to an AIS micro-satellite that stopped downloading AIS messages in late October. As all six of the recently launched OG2 satellites are equipped with AIS technology, the failure of one AIS micro-satellite has no material impact on our services.

Total direct costs and operating expenses for the year ended December 31, 2014 were $97.8 million compared to $68.5 million during the same period in 2013. Acquisition-Related and Integration costs were $3.8 million for 2014 compared to $1.7 million in 2013.

Income (Loss) Before Income Taxes, Net Income (Loss), and Earnings Per Share

Income (Loss) Before Income Taxes for the fourth quarter of 2014 was a ($5.9) million loss compared to $1.5 million income for the fourth quarter of 2013 due to higher costs, including an inventory write-off, Acquisition-Related and Integration costs and an Impairment Loss, as described above. Income (Loss) Before Income Taxes also includes $2.6 million of debt refinancing expenses consisting of pre-payment fees to AIG and deferred fees related to the AIG loan, both of which were expensed when the credit agreement with Macquarie was funded. Income (Loss) Before Income Taxes for the year ended December 31, 2014 was a ($4.1) million loss compared to $6.1 million income for the prior year period.

Net Income (Loss) attributable to ORBCOMM Inc. Common Stockholders was a ($5.6) million loss for the three months ended December 31, 2014 compared to $0.8 million income for the same three-month period in 2013. For the full year ended December 31, 2014, Net Income (Loss) attributable to ORBCOMM Inc. Common Stockholders was a ($4.7) million loss, compared to $4.5 million income in the prior year period. Basic Earnings Per Share were ($0.09) for the fourth quarter of 2014 versus $0.02 for the fourth quarter of 2013. For the twelve months ended December 31, 2014, Basic Earnings Per Share were ($0.08) versus $0.10 in the same twelve month period in 2013.

EBITDA and Adjusted EBITDA

EBITDA for the fourth quarter of 2014 was $1.2 million compared to $3.3 million in the fourth quarter of 2013 and includes $2.2 million in Acquisition-Related and Integration costs. EBITDA for the year ended December 31, 2014 was $9.3 million compared to $11.9 million in 2013 and includes $3.8 million in Acquisition-Related and Integration costs.

Adjusted EBITDA was $5.2 million for the fourth quarter of 2014 compared to $4.7 million in the fourth quarter of 2013, an increase of 11%. Adjusted EBITDA for the year ended December 31, 2014 was $17.7 million compared to $16.7 million in the prior year, an increase of 6%.

EBITDA and Adjusted EBITDA are non-GAAP financial measures used by the Company. Please see the financial tables at the end of the release for a reconciliation of EBITDA and Adjusted EBITDA.

Balance Sheet & Cash Flow

At December 31, 2014, Cash and Cash Equivalents, Cash Held for Acquisition and Restricted Cash were $215.8 million, compared to $70.5 million at December 31, 2013, increasing $145.2 million. Cash increased primarily due to the debt refinancing and proceeds from the January and November equity issuances. Significant uses of cash in 2014 include working capital, Capital Expenditures mostly related to OG2 of $45.2 million and the purchase of Euroscan. In January 2015, $122.5 million in cash was used to complete the SkyWave transaction.

Investment Community Conference Call

ORBCOMM will host a conference call and webcast for the investment community this morning at 10:30 AM ET. Senior management will review the results, discuss ORBCOMM’s business, and address questions. To access the call, domestic participants should dial 1-888-791-4319 at least ten minutes prior to the start of the call. International callers should dial 1-913-312-0665. To hear a live web simulcast or to listen to the archived webcast following completion of the call, please visit the Company’s website at www.orbcomm.com, select the “Investors” tab, then select “Presentations” to access the link to the call. To listen to a telephone replay of the conference call, please dial 1-888-203-1112 domestically or 1-719-457-0820 internationally and enter reservation identification number 3638067. The replay will be available from approximately 3:30 PM ET on March 12, 2015, through 3:30 PM ET on March 26, 2015.

About ORBCOMM Inc.

ORBCOMM is a global provider of Machine-to-Machine (M2M) solutions. Its customers include Caterpillar Inc., Doosan Infracore America, Hitachi Construction Machinery, Hyundai Heavy Industries, I.D. Systems, Inc., Komatsu Ltd., Cartrack (Pty.) Ltd., and Volvo Construction Equipment, among other industry leaders. By means of a global network of low-earth orbit (LEO) satellites and accompanying ground infrastructure as well as our Tier One cellular partners, ORBCOMM’s low-cost and reliable two-way data communication services track, monitor and control mobile and fixed assets in our core markets: commercial transportation; heavy equipment; industrial fixed assets; marine; and homeland security.

ORBCOMM is an innovator and leading provider of tracking, monitoring and control services for the transportation market. Under its ReeferTrak®, GenTrakTM, GlobalTrak®, and CargoWatch® brands, the company provides customers with the ability to proactively monitor, manage and remotely control their cold chain and dry transport assets. Additionally, ORBCOMM provides Automatic Identification System (AIS) data services for vessel tracking and to improve maritime safety to government and commercial customers worldwide. ORBCOMM is headquartered in Rochelle Park, New Jersey and has its Innovation & Network Control Center in Sterling, Virginia. For more information, visit www.orbcomm.com.

Forward-Looking Statements

Certain statements discussed in this presentation constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, estimates, objectives and expectations for future events and other statements that are not historical facts. Such forward-looking statements, including those concerning our expectations and estimates, are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from the results, projected, expected or implied by the forward-looking statements, some of which are beyond our control, that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include but are not limited to: the costs and expenses associated with the acquisition of SkyWave Mobile Communications Inc. (“SkyWave”); failure to successfully integrate SkyWave with our existing operations or failure to realize the expected benefits of the acquisition of SkyWave; dependence of SkyWave’s business on its commercial relationship with Inmarsat plc and the services provided by Inmarsat plc, including the continued availability of Inmarsat plc’s satellites; substantial losses we have incurred and may continue to incur; demand for and market acceptance of our products and services and the applications developed by us and our resellers; market acceptance and success of our Automatic Identification System business; dependence on a few significant customers, including a concentration in Brazil for SkyWave, loss or decline or slowdown in the growth in business from key customers, such as Caterpillar Inc., Komatsu Ltd., Hitachi Construction Machinery Co., Ltd., Union Pacific Railroad and Maersk Lines, and other value-added resellers, or VARs, and international value-added resellers, or IVARs for ORBCOMM and Onixsat, Satlink and Sascar, and other value-added Solution Providers, or SPs, for SkyWave; dependence on a few significant vendors or suppliers, loss or disruption or slowdown in the supply of products and services from key vendors, such as Inmarsat plc. and Amplus Communication Pte Ltd.; loss or decline or slowdown in growth in business of any of the specific industry sectors we serve, such as transportation, heavy equipment, fixed assets and maritime; our potential future need for additional capital to execute on our growth strategy; additional debt service acquired with or incurred in connection with existing or future business operations; our acquisitions may expose us to additional risks, such as unexpected costs, contingent or other liabilities, or weaknesses in internal controls, and expose us to issues related to non-compliance with domestic and foreign laws, particularly regarding our acquisitions of businesses domiciled in foreign countries; the terms of our credit agreement, under which we currently have borrowed $160 million, could restrict our business activities or our ability to execute our strategic objectives or adversely affect our financial performance; the inability to effect suitable investments, alliances and acquisitions or the failure to integrate and effectively operate the acquired businesses; fluctuations in foreign currency exchange rates; the inability of our subsidiaries, international resellers and licensees to develop markets outside the United States; the inability to obtain or maintain the necessary regulatory authorizations, approvals or licenses, including those that must be obtained and maintained by third parties, for particular countries or to operate our satellites; technological changes, pricing pressures and other competitive factors; satellite construction and launch failures, delays and cost overruns of our next-generation satellites and launch vehicles; in-orbit satellite failures or reduced performance of our existing satellites; our inability to replenish or expand our satellite constellation; the failure of our system or reductions in levels of service due to technological malfunctions or deficiencies or other events; significant liabilities created by products we sell; litigation proceedings; inability to operate due to changes or restrictions in the political, legal, regulatory, government, administrative and economic conditions and developments in the United States and other countries and territories in which we provide our services; ongoing global economic instability and uncertainty; changes in our business strategy; and the other risks described in our filings with the SEC. We undertake no obligation to publicly revise any forward-looking statements or cautionary factors except as required by law. For more detail on these and other risks, please see Part I, Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, Item 8.01 of our Current Report on Form 8-K dated November 6, 2014, and other documents, on file with the Securities and Exchange Commission.

Contacts

Investor Inquiries:	Media Inquiries:
Michelle Ferris	Chuck Burgess
Director of Corporate Communications	President
ORBCOMM Inc.	The Abernathy MacGregor Group
703-433-6516	212-371-5999
clb@abmac.com

ORBCOMM Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	December 31,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$91,565	$68,354
Cash held for acquisition	123,000	—
Accounts receivable, net of allowance for doubtful accounts of $706 and $279, respectively	23,194	14,098
Inventories	11,650	5,186
Prepaid expenses and other current assets	2,333	1,768
Deferred tax assets	814	623

Total current assets	252,556	90,029
Satellite network and other equipment, net	180,621	133,028
Goodwill	39,870	20,335
Intangible assets, net	26,334	11,636
Restricted cash	1,195	2,195
Other assets	5,921	2,997
Deferred income taxes	1,827	1,254

Total assets	$508,324	$261,474

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$8,750	$2,575
Accrued expenses	20,336	9,827
Current portion of deferred revenue	3,525	3,087

Total current liabilities	32,611	15,489

Note payable - related party	1,389	1,571
Note payable	150,000	45,000
Deferred revenue, net of current portion	2,579	2,373
Deferred tax liabilities	7,472	2,439
Other liabilities	5,764	1,654

Total liabilities	199,815	68,526

Commitments and contingencies
Equity:
ORBCOMM Inc. stockholders’ equity
Preferred Stock Series A, par value $0.001; 1,000,000 shares authorized; 90,973 and 102,054 shares issued and outstanding, respectively	909	1,019
Common stock, par value $0.001; 250,000,000 share authorized; 70,109,488 and 48,216,480 shares issued, respectively	70	48
Additional paid-in capital	376,297	255,358
Accumulated other comprehensive income	(583)	235
Accumulated deficit	(68,137)	(63,416)
Less treasury stock, at cost; 29,990 shares at December 31, 2014 and December 31, 2013, respectively	(96)	(96)

Total ORBCOMM, Inc. stockholders’ equity	308,460	193,148
Noncontrolling interest	49	(200)

Total equity	308,509	192,948

Total liabilities and equity	$508,324	$261,474

ORBCOMM Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenues:
Service revenues	$15,183	$14,782	$59,695	$55,957
Product sales	14,285	4,458	36,547	18,255

Total revenues	29,468	19,240	96,242	74,212

Cost of revenues, exclusive of depreciation and amortization shown below:
Cost of services	5,348	5,495	20,339	19,806
Cost of product sales	12,247	3,480	28,345	13,736

Gross profit	11,873	10,266	47,558	40,671

Operating expenses:
Selling, general and administrative	7,149	5,889	30,989	24,551
Product development	787	789	2,895	2,759
Impairment charges - satellite network	605	—	605	—
Depreciation and amortization	4,386	1,787	10,856	6,001
Acquisition-related and integration costs	2,206	267	3,819	1,658

(Loss) income from operations	(3,260)	1,533	(1,606)	5,701

Other income (expense):
Interest income	16	3	47	38
Other expense	133	(8)	240	373
Interest expense	(146)	(5)	(149)	(58)
(Loss) / gain on debt extinguishment	(2,649)	—	(2,649)	—

Total other income	(2,646)	(10)	(2,511)	353

(Loss) income before income taxes	(5,906)	1,523	(4,117)	6,054
Income taxes	(337)	692	408	1,295

Net (loss) income	(5,569)	831	(4,525)	4,759
Less: Net income attributable to the noncontrolling interests	54	12	159	160

Net (loss) income attributable to ORBCOMM Inc.	$(5,623)	$819	$(4,684)	$4,599

Net (loss) income attributable to ORBCOMM Inc. common stockholders	$(5,641)	$806	$(4,721)	$4,540

Per share information-basic:
Net (loss) income attributable to ORBCOMM Inc. common stockholders	$(0.09)	$0.02	$(0.08)	$0.10

Per share information-diluted:
Net (loss) income attributable to ORBCOMM Inc. common stockholders	$(0.09)	$0.02	$(0.08)	$0.09

Weighted average common shares outstanding:
Basic	62,984	48,037	56,684	47,420

Diluted	62,984	49,483	56,684	48,770

ORBCOMM Inc.

Condensed Consolidated Statements of Cash Flows

(In Thousands)

	Year Ended December 31,
	2014	2013	2012
Cash flows from operating activities:
Net (loss) income	$(4,525)	$4,759	$8,903

Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Change in allowance for doubtful accounts	427	26	12
Change in the fair value of acquisition-related contingent consideration	(2,132)	(1,003)	(150)
Amortization of the fair value adjustment related to warranty liabilities acquired through acquisitions	(164)	(47)	(200)
Amortization and write off of deferred financing fees	869	—	—
Depreciation and amortization	10,856	6,001	4,824
Impairment loss - satellite network	605	—	—
Stock-based compensation	3,610	2,973	1,801
Foreign exchange (gains) losses	(227)	32	(92)
Amortization of premium on marketable securities	—	187	765
Increase in fair value of indemnification assets	(126)	(253)	(103)
Loss on settlement agreement in connection with the indemnification assets	97	—	—
Deferred income taxes	(276)	724	26
Gain on extinguisment of debt and accounts payable	—	—	(1,214)
Amortization of transition shared services	—	—	114
Gain on insurance settlement-satellite network	—	—	(207)
Other	173	—	—
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(7,197)	(2,698)	(1,615)
Inventories	(5,291)	729	318
Prepaid expenses and other assets	44	(444)	202
Accounts payable and accrued liabilities	5,278	(1,465)	191
Deferred revenue	611	(1,032)	608
Other liabilities	397	265	(238)

Net cash provided by operating activities	3,029	8,754	13,945

Cash flows from investing activities, net of acquisition:
Acquisition of businesses	(28,883)	(7,076)	(4,000)
Capital expenditures	(45,229)	(37,296)	(36,570)
Cash held for acquisition	(123,000)
Proceeds received from settlement agreement in connection with the indemnification assets	691	—	—
Proceeds from warranty claim on acquired inventory	167	—	—
Changes in restricted cash	1,000	—	1,025
Proceeds of insurance settlement-satellite network	—	—	10,000
Purchases of marketable securities	—	(51,448)	(52,493)
Proceeds from maturities of marketable securities	—	79,230	69,732

Net cash used in investing activities	(195,254)	(16,590)	(12,306)

Cash flows from financing activities
Proceeds received from issuance of common stock in connection with public offerings, net of underwriters’ discounts and commissions and offering costs	114,798	—	—
Proceeds received from long-term debt	150,000	45,000	—
Cash paid for debt issuance costs	(3,793)	(1,387)	—
Proceeds received from exercise of stock options	101	1,825	—
Payment of deferred purchase consideration	(25)	—	—
Repayment of Satcom Note payable		—	(253)
Purchase of noncontrolling ownership interests in Satcom International Group plc		—	(199)
Principal payment of note payable	(45,000)	(3,450)	(250)
Principal payments of capital leases	(163)	(203)	(507)

Net cash provided by financing activities	215,918	41,785	(1,209)

Effect of exchange rate changes on cash and cash equivalents	(482)	(378)	(708)

Net (decrease) increase in cash and cash equivalents	23,211	33,571	(278)
Beginning of period	68,354	34,783	35,061

End of period	$91,565	$68,354	$34,783

The following table reconciles our Net Income attributable to ORBCOMM Inc. to EBITDA and Adjusted EBITDA for the periods shown:

	Three months ended		Twelve months ended
	December 31,		December 31,
(in thousands)	2014	2013	2014	2013
Net Income (Loss) attributable to ORBCOMM Inc.	($5,623)	$819	($4,684)	$4,599
Net interest (income) expense	130	2	102	20
Loss on debt extinguishment	2,649	0	2,649	0
Provision (benefit) for income taxes	(337)	692	408	1,295
Depreciation and amortization	4,386	1,787	10,856	6,001

EBITDA	$1,205	$3,300	$9,331	$11,915

Stock-based compensation	987	1,079	3,610	2,973
Noncontrolling interests	54	12	159	160
Acquisition-related and integration costs	2,206	267	3,819	1,658
Impairment Loss	605	0	605	0
In-orbit insurance	97	0	180	0

Adjusted EBITDA	$5,154	$4,658	$17,704	$16,706

EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), loss on debt extinguishment, provision for income taxes and depreciation and amortization. ORBCOMM believes EBITDA is useful to its management and investors in evaluating operating performance because it is one of the primary measures used to evaluate the economic productivity of the Company’s operations, including its ability to obtain and maintain its customers, its ability to operate its business effectively, the efficiency of its employees and the profitability associated with their performance. It also helps ORBCOMM’s management and investors to meaningfully evaluate and compare the results of the Company’s operations from period to period on a consistent basis by removing the impact of its financing transactions and the depreciation and amortization impact of capital investments from its operating results. In addition, ORBCOMM management uses EBITDA in presentations to its board of directors to enable it to have the same measurement of operating performance used by management and for planning purposes, including the preparation of the annual operating budget. The Company also believes that EBITDA, adjusted for Stock-based compensation expense, noncontrolling interests, impairment loss, non-capitalized satellite launch and in-orbit insurance, insurance recovery, and acquisition-related and integration costs is useful to investors to evaluate the Company’s core operating results and financial performance and its capacity to fund capital expenditures, because it excludes items that are significant non-cash or non-recurring expenses reflected in the Condensed Consolidated Statements of Operations. EBITDA and Adjusted EBITDA are not performance measures calculated in accordance with accounting principles generally accepted in the United States, or GAAP. While ORBCOMM considers EBITDA and Adjusted EBITDA to be important measures of operating performance, they should be considered in addition to, and not as a substitute for, or superior to, Net Income or other measures of financial performance prepared in accordance with GAAP and may be different than EBITDA and Adjusted EBITDA measures presented by other companies. A reconciliation table is presented above.